EXHIBIT 99.1
LGI Homes, Inc. Reports Strong Second Quarter 2026 Results and Increases Full-Year 2026 Average Sales Price and Homebuilding Gross Margin Guidance Ranges
THE WOODLANDS, Texas, August 4, 2026 (GLOBE NEWSWIRE) - LGI Homes, Inc. (NASDAQ: LGIH) today announced financial results for the second quarter and the six months ended June 30, 2026.
“We delivered strong results during the second quarter, exceeding expectations across key metrics while navigating a dynamic operating environment,” said Eric Lipar, Chairman and Chief Executive Officer of LGI Homes.

“During the quarter, we delivered 1,440 homes, an 8.8% increase year-over-year, generating total revenues of $516.0 million and homebuilding revenues of $501.5 million.

“We ended the quarter with 151 active communities, achieving the low end of our full-year guidance just six months into the year, and representing an increase of 3.4% compared to the same time last year.

“Homebuilding gross margin of 19.8% and adjusted homebuilding gross margin of 23.2% both exceeded the midpoint of our previously increased guidance range, reflecting our disciplined approach to pricing, incentives, and inventory management and the continued benefits of our self-development platform.

“We made significant progress strengthening our balance sheet during the quarter, reducing debt by $128.6 million and ending the period with a debt-to-capital ratio of 42.6%, a 220 basis point improvement year-over-year.

“On the strength of our outperformance in the first half of the year, we are raising our full-year gross margin guidance for the second consecutive quarter. We now expect our homebuilding gross margin will range between 19.0% and 21.0% and adjusted homebuilding gross margin between 22.5% and 24.5%. We are also raising the guidance for our full-year average sales price per home closed to between $360,000 and $370,000.”

Mr. Lipar concluded, “With strong visibility into the second half of the year, we are confident in achieving all of our objectives for 2026 and remain focused on balancing sales pace, profitability, and inventory management as we create long-term value for our shareholders.”
Second Quarter 2026 Highlights
•Homebuilding revenues of $501.5 million, an increase of 3.7%
•Total home closings of 1,440, including 75 currently and previously leased homes, an increase of 8.8%
•Home closings of 1,365, an increase of 3.2%
•Average sales price per home closed of $367,407, an increase of 0.5%
•Homebuilding gross margin as a percentage of homebuilding revenues of 19.8%
•Adjusted homebuilding gross margin* as a percentage of homebuilding revenues of 23.2%
•Net income before income taxes of $36.6 million
•Net income of $27.0 million or $1.16 basic EPS and $1.16 diluted EPS

Six Months Ended June 30, 2026 Highlights
•Homebuilding revenues of $821.2 million, a decrease of 1.6%

•Total home closings of 2,356, including 110 currently and previously leased homes, an increase of 1.6%
•Home closings of 2,246, a decrease of 3.1%
•Average sales price per home closed of $365,649, an increase of 1.6%
•Homebuilding gross margin as a percentage of homebuilding revenues of 19.4%
•Homebuilding gross margin excluding inventory impairment* as a percentage of homebuilding revenues of 20.0%
•Adjusted homebuilding gross margin* as a percentage of homebuilding revenues of 23.3%
•Net income before income taxes of $40.9 million
•Net income of $29.1 million or $1.26 basic EPS and $1.25 diluted EPS
•Adjusted net income* of $32.6 million, or $1.41 adjusted basic EPS* and $1.40 adjusted diluted EPS*
*Please see “Non-GAAP Measures” for a reconciliation of Homebuilding Gross Margin Excluding Inventory Impairment (a non-GAAP measure) and Adjusted Homebuilding Gross Margin (a non-GAAP measure) to Homebuilding Gross Margin, and Adjusted Net Income (a non-GAAP measure) to Net Income, the most directly comparable GAAP measures, and for calculations of adjusted basic EPS and adjusted diluted EPS.
Balance Sheet Highlights
•Total liquidity of $468.0 million at June 30, 2026, including cash and cash equivalents of $61.1 million and $406.9 million of availability under the Company’s revolving credit facility
•Net debt to capital ratio* of 41.6% at June 30, 2026
*Please see “Non-GAAP Measures” for a reconciliation of net debt to capital ratio (a non-GAAP measure) to debt to capital ratio, the most directly comparable GAAP measure.
Full Year 2026 Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release and the assumptions noted below, the Company is updating its average sales price per home closed, homebuilding gross margin, and adjusted homebuilding gross margin as a percentage of homebuilding revenues outlook for the full year 2026 and reiterating its other outlook items for the full year 2026. Currently, the Company expects for full year 2026:
•Home closings between 4,600 and 5,400
•Active selling communities at the end of 2026 between 150 and 160
•Average sales price per home closed between $360,000 and $370,000
•Homebuilding gross margin as a percentage of homebuilding revenues between 19.0% and 21.0%, adjusted for estimated capitalized interest and estimated purchase accounting of approximately 3.5%, which results in adjusted homebuilding gross margin (non-GAAP) as a percentage of homebuilding revenues between 22.5% and 24.5%
•SG&A as a percentage of total revenues between 15.0% and 16.0%
•Effective tax rate of approximately 26.5%
This outlook assumes that general economic conditions, including input costs, materials, product and labor availability, interest rates and mortgage availability, in the remainder of 2026 are similar to those experienced to date in 2026 and that construction costs, availability of land and land development costs for the remainder of 2026 are consistent with the Company’s recent experience. In addition, this outlook assumes that governmental regulations relating to land development and home construction are similar to those currently in place and does not take into account any additional changes to U.S. trade policies, including the imposition of tariffs and duties on homebuilding products.

Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:30 p.m. Eastern Time on Tuesday, August 4, 2026 (the “Earnings Call”).
Participants may access the live webcast by visiting the Investor Relations section of the Company’s website at https://investor.lgihomes.com.
An archive of the Earnings Call webcast will be available for replay on the Company’s website for one year from the date of the Earnings Call.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. is a pioneer in the homebuilding industry, successfully applying an innovative and systematic approach to the design, construction and sale of homes across 36 markets in 21 states. LGI Homes has closed over 80,000 homes since its founding in 2003 and has delivered profitable financial results every year. Nationally recognized for its quality construction and exceptional customer service, LGI Homes was named to Newsweek’s list of the World’s Most Trustworthy Companies. LGI Homes’ commitment to excellence extends to its employees, earning the Company numerous workplace awards at the local, state, and national level, including the Top Workplaces USA 2026 Award. For more information about LGI Homes and its unique operating model focused on making the dream of homeownership a reality for families across the nation, please visit the Company’s website at www.lgihomes.com.
Forward-Looking Statements
Any statements made in this press release or on the Earnings Call that are not statements of historical fact, including statements about the Company’s beliefs, outlook and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning expected 2026 home closings, active selling communities, average sales price per home closed, homebuilding gross margin as a percentage of homebuilding revenues, adjusted homebuilding gross margin as a percentage of homebuilding revenues, SG&A as a percentage of total revenues and effective tax rate, as well as market conditions and possible or assumed future results of operations, including descriptions of the Company’s business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, and subsequent filings by the Company with the U.S. Securities and Exchange Commission (the “SEC”), including the “Risk Factors” and “Cautionary Statement about Forward-Looking Statements” sections in the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026 (when it is filed with the SEC). The Company bases these forward-looking statements or outlook on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release or listen to the Earnings Call, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements, including the Company’s 2026 outlook, are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or outlook. Although the Company believes that these forward-looking statements and outlook are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual results to differ materially from those expressed in the forward-looking statements and outlook. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	June 30,	December 31,
	2026	2025
ASSETS
Cash and cash equivalents	$61,081	$61,247
Accounts receivable	33,850	32,467
Real estate inventory	3,512,613	3,555,602
Pre-acquisition costs and deposits	19,248	28,950
Property and equipment, net	149,579	107,145
Other assets	119,812	119,909
Deferred tax assets, net	10,392	9,904
Goodwill	12,018	12,018
Total assets	$3,918,593	$3,927,242

LIABILITIES AND EQUITY
Accounts payable	$58,750	$16,179
Accrued expenses and other liabilities	146,280	157,971
Notes payable, net	1,580,907	1,656,803
Total liabilities	1,785,937	1,830,953

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 27,904,864 shares issued and 23,248,272 shares outstanding as of June 30, 2026 and 27,789,678 shares issued and 23,133,086 shares outstanding as of December 31, 2025	279	277
Additional paid-in capital	354,476	347,308
Retained earnings	2,187,483	2,158,339
Treasury stock, at cost, 4,656,592 shares as of June 30, 2026 and December 31, 2025	(409,582)	(409,635)
Total equity	2,132,656	2,096,289
Total liabilities and equity	$3,918,593	$3,927,242

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues
Homebuilding revenues	$501,511	$483,485	$821,247	$834,905
Land and other revenues	14,537	$4,757	$27,677	$36,725
Total revenues	516,048	$488,242	$848,924	$871,630
Cost of sales
Homebuilding costs	402,117	372,877	661,924	650,584
Land and other costs	12,235	5,725	24,175	32,729
Total cost of sales	414,352	378,602	686,099	683,313
Selling expenses	44,149	41,599	76,799	83,941
General and administrative	28,571	29,401	56,432	60,603
Other income, net	(7,615)	(3,400)	(11,316)	(3,991)
Net income before income taxes	36,591	42,040	40,910	47,764
Income tax provision	9,607	10,507	11,766	12,237
Net income	$26,984	$31,533	$29,144	$35,527
Earnings per share:
Basic	$1.16	$1.36	$1.26	$1.52
Diluted	$1.16	$1.36	$1.25	$1.52

Weighted average shares outstanding:
Basic	23,201,571	23,221,565	23,191,411	23,308,534
Diluted	23,279,553	23,265,062	23,248,046	23,364,957
Homebuilding Revenues, Home Closings, Average Sales Price Per Home Closed (ASP), Average Community Count, Average Monthly Absorption Rate, and Ending Community Count by Reportable Segment
(Revenues in thousands, unaudited)

	Three Months Ended June 30, 2026					As of June 30, 2026
Reportable Segment	Homebuilding Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate	Community Count at End of Period
Central	$127,777	419	$304,957	50.0	2.8	50
Southeast	108,145	323	334,814	29.7	3.6	30
Northwest	59,605	121	492,603	17.0	2.4	17
West	134,609	299	450,197	28.7	3.5	29
Florida	71,375	203	351,601	24.3	2.8	25
Total	$501,511	1,365	$367,407	149.7	3.0	151

	Three Months Ended June 30, 2025					As of June 30, 2025
Reportable Segment	Homebuilding Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate	Community Count at End of Period
Central	$112,986	360	$313,850	47.3	2.5	46
Southeast	150,110	456	329,189	33.7	4.5	35
Northwest	53,487	100	534,870	16.0	2.1	16
West	100,339	230	436,257	24.7	3.1	25
Florida	66,563	177	376,062	24.3	2.4	24
Total	$483,485	1,323	$365,446	146.0	3.0	146

Homebuilding Revenues, Home Closings, Average Sales Price Per Home Closed (ASP), Average Community Count, and Average Monthly Absorption Rate by Reportable Segment
(Revenues in thousands, unaudited)

	Six Months Ended June 30, 2026					As of June 30, 2026
Reportable Segment	Homebuilding Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate	Community Count at End of Period
Central	$216,937	715	$303,408	48.5	2.5	50
Southeast	180,468	542	332,967	29.7	3.0	30
Northwest	96,611	187	516,636	15.7	2.0	17
West	210,459	471	446,834	27.7	2.8	29
Florida	116,772	331	352,785	23.6	2.3	25
Total	$821,247	2,246	$365,649	145.2	2.6	151

	Six Months Ended June 30, 2025					As of June 30, 2025
Reportable Segment	Homebuilding Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate	Community Count at End of Period
Central	$214,132	690	$310,336	49.2	2.3	46
Southeast	251,792	768	327,854	31.5	4.1	35
Northwest	87,724	165	531,661	16.3	1.7	16
West	167,295	389	430,064	25.2	2.6	25
Florida	113,962	307	371,212	24.8	2.1	24
Total	$834,905	2,319	$360,028	147.0	2.6	146

Owned and Controlled Lots
The table below shows (i) home closings by reportable segment for the six months ended June 30, 2026 and (ii) the Company’s owned or controlled lots by reportable segment as of June 30, 2026.

	Six Months Ended June 30, 2026	As of June 30, 2026
Reportable Segment	Home Closings	Owned (1)	Controlled	Total
Central	715	18,272	256	18,528
Southeast	542	12,868	1,212	14,080
Northwest	187	5,795	1,142	6,937
West	471	8,621	3,145	11,766
Florida	331	4,966	1,129	6,095
Total	2,246	50,522	6,884	57,406
(1)Of the 50,522 owned lots as of June 30, 2026, 33,775 were raw/under development lots and 16,747 were finished lots. Finished lots included 1,858 completed homes, including information centers, and 1,899 homes in progress.
Backlog Data
As of the dates set forth below, the Company’s net orders, cancellation rate and ending backlog homes and value were as follows (dollars in thousands, unaudited):

	Six Months Ended June 30,
Backlog Data	2026 (4)	2025 (5)
Net orders (1)	2,260	2,528
Cancellation rate (2)	47.4%	24.2%
Ending backlog – homes (3)	1,298	808
Ending backlog – value (3)	$525,549	$322,466
(1)Net orders are new (gross) orders for the purchase of homes during the period, less cancellations of existing purchase contracts during the period.
(2)Cancellation rate for a period is the total number of purchase contracts cancelled during the period divided by the total new (gross) orders for the purchase of homes during the period.
(3)Ending backlog consists of retail homes at the end of the period that are under a purchase contract that has been signed by homebuyers who have met preliminary financing criteria but have not yet closed and wholesale contracts with varying terms. Ending backlog is valued at the contract amount.
(4)As of June 30, 2026, the Company had 269 units related to bulk sales agreements associated with its wholesale business.
(5)As of June 30, 2025, the Company had 91 units related to bulk sales agreements associated with its wholesale business.

Non-GAAP Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company has provided information in this press release relating to adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, homebuilding gross margin excluding inventory impairment, adjusted homebuilding gross margin, and net debt to capital ratio.

Adjusted Net Income, Adjusted Basic Earnings per Share, and Adjusted Diluted Earnings per Share

Adjusted net income, adjusted basic earnings per share, and adjusted diluted earnings per share are non-GAAP financial measures used by management as supplemental measures in evaluating operating performance. The Company defines adjusted net income as net income less inventory impairment charges. The Company defines adjusted basic earnings per share as adjusted net income divided by weighted average basic shares outstanding. The Company defines adjusted diluted earnings per share as adjusted net income divided by weighted average diluted shares outstanding. Management believes that the presentation of adjusted net income, adjusted basic earnings per share, and adjusted diluted earnings per share provides useful information to investors because such measures isolate the impact that inventory impairment charges have on net income and earnings per share. However, because adjusted net income, adjusted basic earnings per share, and adjusted diluted earnings per share exclude the inventory impairment charge, which has real economic effects and could impact the Company’s results, the utility of adjusted net income, adjusted basic earnings per share, and adjusted diluted earnings per share as measures of the Company’s operating performance may be limited. In addition, other companies may not calculate adjusted net income, adjusted basic earnings per share, and adjusted diluted earnings per share in the same manner that the Company does. Accordingly, adjusted net income, adjusted basic earnings per share, and adjusted diluted earnings per share should be considered only as supplements to net income, basic earnings per share, and diluted earnings per share, respectively, as measures of the Company’s performance.

The following table reconciles adjusted net income to net income, which is the GAAP financial measure that management believes to be most directly comparable, and adjusted basic earnings per share and adjusted diluted earnings per share are calculated by dividing adjusted net income by basic or diluted weighted average shares outstanding, respectively (dollars in thousands, except earnings per share, unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income	$26,984	$31,533	$29,144	$35,527
Basic weighted average number of shares outstanding	23,201,571	23,221,565	23,191,411	23,308,534
Basic earnings per share	$1.16	$1.36	$1.26	$1.52
Diluted weighted average number of shares outstanding	23,279,553	23,265,062	23,248,046	23,364,957
Diluted earnings per share	$1.16	$1.36	$1.25	$1.52

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income	$26,984	$31,533	$29,144	$35,527
Inventory impairment	—	—	4,681	—
Tax impact due to above reconciling item	—	—	(1,225)	—
Adjusted net income	$26,984	$31,533	$32,600	$35,527

Basic weighted average number of shares outstanding	23,201,571	23,221,565	23,191,411	23,308,534
Adjusted basic earnings per share	$1.16	$1.36	$1.41	$1.52
Diluted weighted average number of shares outstanding	23,279,553	23,265,062	23,248,046	23,364,957
Adjusted diluted earnings per share	$1.16	$1.36	$1.40	$1.52
Homebuilding Gross Margin Excluding Inventory Impairment and Adjusted Homebuilding Gross Margin
Homebuilding gross margin excluding inventory impairment and adjusted homebuilding gross margin are non-GAAP financial measures used by management as supplemental measures in evaluating operating performance. The Company defines homebuilding gross margin excluding inventory impairment as homebuilding gross margin less inventory impairment charges. The Company defines adjusted homebuilding gross margin as homebuilding gross margin excluding inventory impairment, less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes homebuilding gross margin excluding inventory impairment and adjusted homebuilding gross margin are useful because they isolate the impact that capitalized interest, purchase accounting adjustments, and inventory impairment (as applicable) have on homebuilding gross margin. However, because homebuilding gross margin excluding inventory impairment and adjusted homebuilding gross margin exclude capitalized interest, purchase accounting adjustments, and inventory impairment (as applicable), which have real economic effects and could impact the Company’s results, the utility of homebuilding gross margin excluding inventory impairment and adjusted homebuilding gross margin as measures of the Company’s operating performance may be limited. In addition, other companies may not calculate homebuilding gross margin excluding inventory impairment and adjusted homebuilding gross margin in the same manner that the Company does. Accordingly, homebuilding gross margin excluding inventory impairment and adjusted homebuilding gross margin should be considered only as supplements to homebuilding gross margin as a measure of the Company’s performance.
The following table reconciles homebuilding gross margin excluding inventory impairment and adjusted homebuilding gross margin to homebuilding gross margin (homebuilding revenues less homebuilding costs), which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands, unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Homebuilding revenues	$501,511	$483,485	$821,247	$834,905
Homebuilding costs	402,117	372,877	661,924	650,584
Homebuilding gross margin	$99,394	$110,608	$159,323	$184,321
Inventory impairment	—	—	4,681	—
Homebuilding gross margin excluding inventory impairment	$99,394	$110,608	$164,004	$184,321
Capitalized interest amortized to cost of sales	16,472	11,836	26,448	20,103
Purchase accounting adjustments (1)	544	1,042	933	1,851
Adjusted homebuilding gross margin	$116,410	$123,486	$191,385	$206,275
Homebuilding gross margin % (2)	19.8%	22.9%	19.4%	22.1%
Homebuilding gross margin % excluding inventory impairment (2)	19.8%	22.9%	20.0%	22.1%
Adjusted homebuilding gross margin % (2)	23.2%	25.5%	23.3%	24.7%
(1)Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.
(2)Calculated as a percentage of homebuilding revenues.

Net Debt to Capital Ratio
Net debt to capital ratio is a non-GAAP financial measure used by management as a supplemental measure in understanding the leverage employed in the Company’s operations and as an indicator of its ability to obtain financing. The Company defines net debt to capital ratio as net debt (which is total debt minus cash and cash equivalents) divided by net debt plus total equity. Management believes that the presentation of net debt to capital ratio provides useful information to investors regarding the Company’s financial leverage and its ability to meet long-term obligations. By excluding cash and cash equivalents from total debt, the ratio offers a clearer view of the Company’s capital structure and financial flexibility. Management uses this metric to monitor the Company’s capital efficiency and to evaluate the effectiveness of its capital management strategies over time. Other companies may define this measure differently and, as a result, the Company’s measure of net debt to capital ratio may not be directly comparable to the measures of other companies.
The following table reconciles net debt to capital ratio (a non-GAAP financial measure) to debt to capital ratio, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands, unaudited):

	June 30, 2026	December 31, 2025
Total debt (Notes payable)	$1,580,907	$1,656,803
Total equity	2,132,656	2,096,289
Total capital	$3,713,563	$3,753,092
Debt to capital ratio	42.6%	44.1%

Total debt (Notes payable)	$1,580,907	$1,656,803
Less: Cash and cash equivalents	61,081	61,247
Net debt	$1,519,826	$1,595,556
Total equity	2,132,656	2,096,289
Total net capital	$3,652,482	$3,691,845
Net debt to capital ratio (1)	41.6%	43.2%

(1) Net debt to capital ratio is calculated as net debt (which is total debt minus cash and cash equivalents) divided by net debt plus total equity.

CONTACT:     Joshua D. Fattor
Executive Vice President of Finance and Capital Markets
(281) 210-2586
investorrelations@lgihomes.com